EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Meritage Corporation:


We consent to incorporation by reference in Registration Statement No. 333-58793 on Form S-3 of Meritage Corporation and to incorporation by reference in Registration Statement Nos. 333-38230, 333-37859, 333-75629 and 333-39036 on
Form S-8 of Meritage Corporation of our report dated February 6, 2002, with respect to the consolidated balance sheets of Meritage Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Meritage Corporation.


                                            /s/ KPMG LLP


Phoenix, Arizona
March 27, 2002